Exhibit 99.1

For Immediate Release

LIPOCINE ANNOUNCES THE PROMOTION OF GREGORY BASS TO CHIEF COMMERCIAL OFFICER

SALT LAKE CITY (February 15, 2017) – Lipocine Inc. (NASDAQ: LPCN), a specialty pharmaceutical company focused on developing innovative oral treatment alternatives for use in men’s and women’s health, today announced the promotion of Gregory Bass to the newly created position of Executive Vice President and Chief Commercial Officer reporting to Dr. Mahesh Patel, President and Chief Executive Officer. Mr. Bass will be responsible for leading the commercialization of Lipocine’s product candidates, including its testosterone replacement franchise. He joined Lipocine in 2016 and has served as its Vice President of Market Access since that time.

Mr. Bass has over 20 years of experience in pharmaceutical and biopharmaceutical sales, marketing and market access with a consistent track record of improving operating performance and delivering value across a broad range of leadership roles in therapeutic categories at Pfizer and Johnson & Johnson. Mr. Bass received his bachelor’s degree in Biology from Brandeis University in Waltham, MA.

“We are excited to have Mr. Bass on our team as we position the Company for a post approval launch of our novel oral testosterone product candidate for testosterone replacement therapy,” said Dr. Mahesh Patel. “Additionally, Mr. Bass is a talented, experienced and capable commercial leader and has extensive launch experience that includes multiple billion dollar products. Since joining Lipocine over a year ago, Mr. Bass has played a key role in building out the commercial capabilities of Lipocine.”

About Lipocine

Lipocine Inc. is a specialty pharmaceutical company developing innovative pharmaceutical products for use in men's and women's health using its proprietary drug delivery technologies. Lipocine’s clinical development pipeline includes three development programs LPCN 1021, LPCN 1111 and LPCN 1107. LPCN 1021, a novel oral prodrug of testosterone containing testosterone undecanoate, is designed to help restore normal testosterone levels in hypogonadal men. LPCN 1021, was well tolerated and met the primary efficacy end-point in Phase 3 testing, which utilized 24-hour pharmacokinetic data for dose adjustments, and is currently being studied in two additional Phase 3 clinical trials. LPCN 1111, a novel oral prodrug of testosterone, originated with and is being developed by Lipocine as a next-generation oral testosterone product with potential for once-daily dosing and is currently in Phase 2 testing. LPCN 1107, the potentially first oral hydroxyprogesterone caproate product candidate indicated for the prevention of recurrent preterm birth, has been granted orphan drug designation by the FDA. An End of Phase 2 meeting with the FDA has been completed. For more information, please visit www.lipocine.com.

Forward-Looking Statements

This release contains “forward looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements that are not historical facts regarding Lipocine’s FDA review process relating to its product candidtes, clinical trials related to its product candidates and the related FDA review process, the possible outcome and timing of such clinical trials or FDA review process, the path to approvability by the FDA , the potential uses and benefits of our product candidates, and our product development efforts. Investors are cautioned that all such forward-looking statements involve risks and uncertainties, including, without limitation, the risks that the FDA will not approve any of our products, risks related to our products, expected product benefits not being realized, clinical and regulatory expectations and plans, regulatory developments and requirements, risks related to the FDA approval process, the receipt of regulatory approvals, the results and timing of clinical trials, patient acceptance of Lipocine’s products, the manufacturing and commercialization of Lipocine’s products, and other risks detailed in Lipocine’s filings with the SEC, including, without limitation, its Form 10-K and other reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Lipocine assumes no obligation to update or revise publicly any forward-looking statements contained in this release, except as required by law.

CONTACT:

Morgan Brown

Executive Vice President & Chief Financial Officer

Phone: (801) 994-7383

mb@lipocine.com

Investors:

John Woolford

Phone: (443) 213-0506

john.woolford@westwicke.com